UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 15, 2013

MINDSPEED TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-3650	01-0616769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 MacArthur Boulevard, East Tower

Newport Beach, California 92660-3095

(Address of principal executive offices, including zip code)

(949) 579-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On December 15, 2013, Mindspeed Technologies, Inc., a Delaware corporation (“Mindspeed”), Mindspeed Technologies U.K., Limited, a wholly owned subsidiary of Mindspeed, and Intel Corporation, a Delaware corporation (“Intel”), entered into an asset purchase agreement (the “Asset Purchase Agreement”).

Pursuant to the terms of the Asset Purchase Agreement, Mindspeed has agreed to sell its wireless infrastructure business unit to Intel, including certain patents, patent applications, trademarks and other intellectual property, certain license agreements and other contracts, equipment, supplies, and inventories. The purchase price for the wireless infrastructure business unit is $12.0 million less certain adjustments, including a substantial holdback. This asset sale was contemplated by the agreement and plan of merger with M/A-COM Technology Solutions Holdings, Inc. (“MACOM”) (Nasdaq: MTSI) and Micro Merger Sub, Inc., a wholly-owned subsidiary of MACOM, announced on November 5, 2013 (the “Merger Agreement”). In accordance with the terms of the Merger Agreement, Mindspeed stockholders will not receive any additional financial consideration from this transaction.

The Asset Purchase Agreement contains customary representations, warranties and covenants of the parties. In addition, the closing of the transactions contemplated by the Asset Purchase Agreement is subject to customary closing conditions, including third party consents and certain wireless-related employees of Mindspeed accepting offers of employment with Intel. Mindspeed offers no assurances that the conditions to closing will be met or that the transactions contemplated by the Asset Purchase Agreement will be completed.

Item 8.01	Other Events.

On December 16, 2013, Mindspeed issued a press release announcing that it had entered into the Asset Purchase Agreement with Intel. A copy of the press release is attached hereto as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Mindspeed Technologies, Inc., dated December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Dated: December 16, 2013	By:	/s/ Brandi R. Steege
Brandi R. Steege
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Mindspeed Technologies, Inc., dated December 16, 2013.